Exhibit 10.10

Equity Transfer Agreement

This equity transfer agreement (the “Agreement”) was entered into by the following parties on May 17, 2010 in Kaifeng, Henan Province, People’s Republic of China.

Transferor: shareholders of Henan Kaifeng Desheng Installation Co., Ltd. (“Party A”)

Transferee: Kaifeng Nice View Power Technology Co., Ltd. (“Party B”), with its registered address at #26, Gongyuan Road, Shunhe District, Kaifeng

The above parties are referred to collectively as the “Parties”, or separately as a “Party”.

Whereas:

1.

Henan Kaifeng Desheng Installation Co., Ltd. ( the “Company”) is a joint stock company established and duly existing under the laws of the People’s Republic of China, with registered address at No. 12, Gongyuan Road, Kaifeng City, Henan Province, Business License for Enterprise Legal Person No. 41020010002406 and registered capital of RMB10 million yuan.

2.	Party A is the record and beneficial owner of 100% shares of the Company (“Transfer Shares”).

3.	The Shareholders’ Meeting of the Company has made a resolution approving the share transfer contemplated under this Agreement; and

4.	Party A plans to transfer the Transfer Shares to Party B; and Party B plans to acquire the Transfer Shares from Party A.

With respect to such Share Transfer, the Parties have reached this agreement to specify the rights and obligations of each Party as below:

Article 1	Definitions

Unless otherwise provided, the following terms have the meanings in this Agreement as ascribed to them here:

1.	“Agreement” refers to this share transfer agreement.

2.	“Transfer Shares” refers to 100% shares of the Company that Party A, as a lawful holder, plans to transfer to Party B.

3.	“Transfer Price” refers to the total purchase price as specified by the Parties in Article 3 of this Agreement, i.e. RMB 9.5 million yuan.

4.	“Transfer Payment” refers to the amount Party B shall pay to acquire the Transfer Shares under Article 3 of this Agreement, i.e., RMB10 million yuan.

5.	“Benchmark Day” refers to a date mutually agreed upon by the Parties when an evaluation of the Company’s assets will be conducted for the purpose of determining the Transfer Price, i.e., December 31,2009.

6.	“Transition Period” refers to the period from the date when this Agreement is signed to the date this transaction is closed.

7.	“Closing Date” refers to the fifth working day following the date when the closing conditions listed under Article 4 are satisfied.

8.	“Completion of Transaction” refers to consummation of transferring the Transfer Shares under Article 4 of this Agreement, and transferring of the title to such shares to Party B.

9.	“Material Assets” refers to any asset valued over RMB1,000,000yuan.

10.	“Articles of Association” refers to the articles of association signed by Party B to consummate transferring of the Transfer Shares under this Agreement on the date when this Agreement is signed.

11.	“Foreign Investment Approval Authorities” refer to different levels of government agencies of the People’s Republic of China that are responsible for reviewing and approving acquisitions of shares of domestic companies by foreign invested enterprises.

12.	“China” refers to the People’s Republic of China; for purposes of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

13.	“Chinese Laws” refer to well-published laws, regulations, administrative regulations and judicial interpretations promulgated by China’s legislatures and other administrative agencies; for the purpose of this Agreement, laws, regulations and precedents of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan are excluded.

Article 2	Transfer of the Transfer Shares

1.	Pursuant to the terms and conditions of this Agreement, Party A agrees to transfer to Party B and Party B agrees to purchase from Party A the Transfer Shares.

2.	Upon consummation of this transaction, Party B assumes all profits and losses from the Benchmark Day.

Article 3	Transfer Price, Payment Time and Method

1.	The Parties agree that, based on the net assets on the Benchmark Day, the Transfer Price shall be RMB2534.16yuan.

2.	The Parties agree that, unless otherwise agreed upon, Party B shall pay such Transfer Price to Party A within three months from the Closing Date.

Article 4	Transaction Conditions

Party B’s obligation to pay in the full amount the Transfer Price is premised upon completion or satisfaction of the following conditions unless Party B agrees to waive such conditions:

1.	Party B has completed due diligence investigation into the Company to its satisfaction;

2.

All prerequisite approvals required under the Company’s Articles of Association, including but not limited to approvals from the board of directors or the shareholders’ meeting, have been obtained with respect to the share transfer and the corresponding amendments to the Articles of Associates.

3.	Party A has fully disclosed to Party B the Company’s business, operation, assets and liabilities.

4.	Since the Benchmark Day, no material adverse change exists with respect to the Company’s business, operation, assets and liabilities.

5.

The share transfer, this Agreement and associated Articles of Association have been approved by the Foreign Investment Approval Authorities; and the Company has obtained an approval certificate from the Foreign Investment Approval Authorities.

Article 5	Arrangements for the Transition Period

1.	During the Transition Period, Party A covenants that:

i.	The Company is in normal operation, and all material contracts remain in effect and are duly performed;

ii.	All assets and facilities of the Company are well maintained, and the existing net assets of the Company are not decreased;

2.	Party A covenants that, during the Transition Period, it will not engage in any of the following activities unless prior written approval from Party B is obtained:

i.	Pass any resolution or decision announcing or distributing dividends, interest or any other forms of profits;

ii.	Adjust the registered capital or share holding structure;

iii.	Enter into any contract or agreement which restricts operation of then existing business of the Company;

iv.	Enter into any agreement or arrangement which restricts or adversely impact the transaction and arrangements contemplated under this Agreement;

v.	Incur any guarantee obligations or debts, including provision of guarantee or loan to Party A;

vi.	Transfer or dispose Material Assets or business; and

vii.	Make any material changes to the business operation of the Company.

Article 6	Party A’s Representations, Warranties and Covenants

Party A hereby represents, warrants and covenants to Party B that:

1.

Party A is the legal and beneficial owner of 100% shares of the Company; it is authorized to sign and execute this Agreement; and it has full and effective right to dispose of the Transfer Shares; there exists no judgment or decision restricting the share transfer; and no pending or potential litigation, arbitration, court judgment or decision that will have an adverse impact on the share transfer or transfer of the share titles;

2.

there is no contract or agreement related to the share transfer contemplated under this Agreement which is signed by Party A as a party and has any potentially adverse impact on the share transfer or Party B;

3.

No lien, pledge, guarantee or other form of third party rights are imposed on the Transfer Shares, and no such security interests or third party rights will be imposed upon the Transfer Shares prior to the consummation of the transaction;

4.	no third party has any preemptive rights or warrants with respect to the Transfer Shares;

5.	From the date this Agreement is signed, Party A will not discuss, negotiate or sign any contract, agreement or other documents with any third party with respect to the share transfer;

6.	provide to Party B all legal documents associated to the share transfer; and guarantees that such legal documents are accurate, lawful and effective;

7.	Information disclosed to Party B with respect to the share transfer is genuine, accurate and complete; and

8.	To effectuate this Agreement, carry out all necessary steps and sign all required documents that are related to this Agreement.

Article 7	Party B’s Presentations, Warranties and Covenants

Party B hereby represents, warrants and covenants to Party A that:

1.	Party B is a foreign invested enterprise duly established and validly existing under Chinese Laws; and

2.	Pay the Transfer Price to Party B pursuant to this Agreement.

Article 8	Confidentiality

Unless expressly provided or required under any applicable Chinese laws, regulations or the Company’s Articles of Association, neither Party shall disclose the contents of this Agreement to any other third parties before the transaction contemplated under this Agreement is consummated.

Article 9	Matters Uncovered in this Agreement

The Parties agree that matters unresolved in this Agreement will be further negotiated after signing of this Agreement; a supplemental agreement will be reached before the share transfer is effectuated; and such supplemental agreement constitutes an indispensable portion of this Agreement.

Article 10	Damages for Breach

Either Party’s violation of any representations, warranties or covenants of this Agreement, or any other terms of this Agreement constitutes a breach. The breaching Party shall pay all and full damages to the non-breaching Party; while the non-breaching Party shall have the right to decide whether or not to continue performing this Agreement or terminate this Agreement.

Article 11	Dispute Resolution

1.

Any disputes arising from this Agreement or its performance shall be resolved through friendly consultation by the Parties. In case any dispute cannot be resolved by such means, either Party shall have the right to bring the dispute to arbitration by China International Economic and Trade Arbitration Commission according to its then effective arbitration rules. Such arbitration decision is final and binding upon both of the Parties.

2.	The avoidance of any term of this Agreement by any arbitration tribunal pursuant to Chinese Laws shall not affect the validity of other terms in this Agreement.

Article 12	Governing Law

Chinese Laws apply with respect to the formulation, validity, interpretation, performance of this Agreement and resolution of dispute arising from this Agreement.

Article 13	No Assignment

Without written consent from the other Party, no Party shall assign its rights under this Agreement to any one. The Parties’ heirs and approved assignee(s) are subject to the terms of this Agreement.

Article 14	Force Majeure

1.

“Force Majeure” refers to any event where the Parties cannot reasonably control, predict or avoid even when predictable. Such event hinders, interferes or delays either Party from performing part or all of its obligations under this Agreement. Such events include but not limited to earthquake, typhoon, flooding, fire or other natural disaster, war, riot, strike or any other similar events.

2.

In case of Force Majeure, the impacted Party shall immediately inform the other Party by all means available; and within fifteen days, provide evidence showing the details of the event and explaining why this Agreement cannot be performed either in full or in part, or why performance of this Agreement needs to be deferred; then, the Parties shall decide whether performance of this Agreement shall be deferred or this Agreement be terminated.

Article 15	Attachment

All attachments to this Agreement are an integral part of this Agreement, and have the same legal effect as this Agreement.

Article 16	Counterparts

This Agreement is executed in Chinese and exists in four counterparts; each Party holds two counterparts; and each copy has the same legal effect.

IN WITNESS WHEREOF, the parties have executed this Agreement through their representatives in Kaifeng, Henan Province as of the date first written above.

Shareholders

Signature:

Kaifeng Nice View Power Technology Co., Ltd.

Signature of Authorized Representative:

Name:

Seal: